                                                                     EXHIBIT 4.4

                 CERTIFICATE OF DETERMINATION OF PREFERENCES OF

                SERIES E REDEEMABLE CONVERTIBLE PREFERRED STOCK,

                         PAR VALUE $0.001 PER SHARE, OF

                              CRITICAL PATH, INC.,
                            a California corporation

          Pursuant to Section 401 of the California Corporations Code,


         The undersigned, William E. McGlashan, Jr. and Michael J. Zukerman, do hereby certify that:

         1. They are the duly elected and acting Chief Executive Officer and Chairman of the Board of Directors and Senior Vice President, General Counsel and Secretary, respectively, of Critical Path, Inc., a California corporation (the "Corporation").

         2. Pursuant to authority given in the Corporation's Amended and Restated Articles of Incorporation, the following recitals and resolutions, creating a series of [___________] ([__________]) shares of Series E Redeemable Convertible Preferred Stock were duly adopted by the Corporation's Board of Directors on [__________].

                                   WITNESSETH

         WHEREAS, the Board of Directors is authorized, within the limitations and restrictions stated in the Amended and Restated Articles of Incorporation of the Corporation, to provide by resolution or resolutions for the issuance of shares of Preferred Stock, par value $0.001 per share, of the Corporation, in one or more classes or series with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors, and as are not stated and expressed in the Amended and Restated Articles of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the California Corporations Code; and

         WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series:

         NOW, THEREFORE, BE IT RESOLVED:

         1. Designation and Number of Shares. There shall be hereby created and established a series of Preferred Stock designated as "Series E Redeemable Convertible Preferred Stock" (the "Series E Preferred Stock"). The authorized number of shares of Series E Preferred Stock shall be [___________] ([__________]). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 10 below.

         2. Rank. The Series E Preferred Stock shall with respect to the payment of the Series E Liquidation Payment in the event of Liquidation or Change of Control and with respect to dividend and redemption rights rank senior to (i) all series of common stock of the Corporation (including, without limitation, the Common Stock, par value $0.001 per share, of the Corporation (the "Common Stock")), (ii) all series of preferred stock of the Corporation (including, without limitation, the Series C Participating Preferred Stock, par value $0.001 per share, and the Series D Preferred Stock) and (iii) each other class or series of Capital Stock of the Corporation hereafter created which does not expressly rank pari passu with or senior to the Series E Preferred Stock (clauses (i), (ii) and (iii), together, the "Junior Stock").

         3. Dividends.

                  (a) Dividend Rate. The holders of shares of Series E Preferred Stock shall accrue dividends at an annual rate equal to five and three-fourths percent (5 3/4%) of the Price Per Share, calculated on the basis of a 360-day year, consisting of twelve 30-day months, and shall accrue on a daily basis from the date of issuance thereof, whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of dividends and whether or not declared by the Board of Directors. Such dividends shall not be paid in cash and shall instead be added to the Series E Accreted Value on a semi-annual basis on December 31st and June 30th of each year (each such date, a "Series E Accrual Date"). In addition, if the Corporation declares and pays any dividends on the Common Stock, then, in that event, the holders of shares of Series E Preferred Stock shall be entitled to share in such dividends on a pro rata basis, as if their shares had been converted into shares of Common Stock pursuant to Section 7(a) below immediately prior to the record date for determining the stockholders of the Corporation eligible to receive such dividends.

                  (b) Other Dividends. The Corporation shall not declare or pay any dividends on, or make any other distributions with respect to or redeem, purchase or otherwise acquire for consideration, any other shares of Capital Stock unless and until all accrued and unpaid dividends on the Series E Preferred Stock have been paid in full. Notwithstanding Section 2 or this
Section 3(b), dividends shall accrue on the Series D Preferred Stock as provided in Section 3 of the Amended and Restated Series D Certificate of Determination.

         4. Liquidation and Change of Control.

                  (a) Series E Liquidation Payment. Upon the occurrence of a Liquidation, the holders of shares of Series E Preferred Stock shall be paid in cash for each share of Series E Preferred Stock held thereby, out of, but only to the extent of, the assets of the Corporation legally available for distribution to its stockholders, an amount equal to the greater of (i) the sum of (A) the Series E Accreted Value of such share of Series E Preferred Stock on the date of such Liquidation plus (B) all dividends accrued since the previous Series E Accrual Date or (ii) the aggregate consideration that would be paid to the holder of the number of shares of Common Stock into which such share of Series E Preferred Stock is convertible immediately prior to such Liquidation. If the assets of the Corporation available for distribution to the holders of shares of Series E Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of shares of Series E Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

                  (b) Change of Control. In the event of a Change of Control, the holders of shares of Series E Preferred Stock shall be paid for each share of Series E Preferred Stock held thereby, an amount equal to the greater of (i) the sum of (A) the Series E Accreted Value of such share of Series E Preferred Stock on the date of such Change of Control plus (B) all dividends accrued since the previous Series E Accrual Date or (ii) the aggregate consideration that would be paid to the holder of the number of shares of Common Stock into which such share of Series E Preferred Stock is convertible immediately prior to the closing of such Change of Control. Such amount shall be paid in the form of consideration paid in such Change of Control on the closing date of such Change of Control.

         5. Redemption.

                  (a) Optional Redemption.

                           (i) Series E Optional Redemption Period. The
Corporation shall not have any right to redeem any shares of the Series E Preferred Stock on or prior to the third anniversary of the Series E Closing Date. If on any date after the third anniversary of the Series E Closing Date, but prior to the Series E Automatic Redemption Date, the average closing price per share of the Common Stock, as reported on NASDAQ or other nationally recognized securities exchange on which the shares of Common Stock trade, for any sixty (60) consecutive trading days after such third anniversary date, equals or exceeds four hundred percent (400%) of the Series E Accreted Value (the "Series E Optional Redemption Measurement Window"), the Corporation shall have the right, at its sole option and election, to redeem (unless otherwise prevented by law) within thirty (30) days following such Series E Optional Redemption Measurement Window (the "Series E Optional Redemption Period"), all, but not less than all, of the outstanding shares of Series E Preferred Stock in cash, at a price per share (the "Series E Optional Redemption Price") equal to the sum of the Series E Accreted Value plus all dividends accrued since the previous Series E Accrual Date.

                           (ii) Optional Redemption Payment. Written notice of
any election by the Corporation to redeem the shares of Series E Preferred Stock pursuant to Section 5(a) (with a closing date prior to the expiration of the Series E Optional Redemption Period selected for such redemption (the "Series E Optional Redemption Date")), shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier not less than ten (10), nor more than thirty (30), days prior to such Series E Optional Redemption Date to the holders of record of the shares of Series E Preferred Stock, such notice to be addressed to each such holder at its address as shown in the records of the Corporation. The Series E Optional Redemption Price shall be made with respect to each share of Series E Preferred Stock by wire transfer of immediately available funds or check as promptly as practicable and, in any event, within seven (7) days after receipt by the Corporation of the Series E Preferred Stock certificates to accounts designated in writing by the holders of such shares of Series E Preferred Stock (in the case of wire transfer) after surrender of the Series E Preferred Stock certificates pursuant to the following sentence. Upon notice from the Corporation, each holder of shares of Series E Preferred Stock so redeemed shall promptly surrender to the Corporation, at any place where the Corporation shall maintain a transfer agent for its shares of Series E Preferred Stock, certificates representing the shares so redeemed, duly endorsed in blank or accompanied by proper instruments of transfer. Notwithstanding anything to the contrary set forth in this Certificate of Determination, any holder of Series E Preferred Stock may convert its shares of Series E Preferred Stock pursuant to Section 7(a) until the Series E Optional Redemption Price has been paid in full by the Corporation to such holder.

                           (iii) Termination of Rights. If shares of Series E
Preferred Stock are redeemed in full on the Series E Optional Redemption Date, then after the Series E Optional Redemption Date, all rights of any holder of shares of Series E Preferred Stock shall cease and terminate, and such shares of Series E Preferred Stock shall no longer be deemed to be outstanding; provided, however, that, if the Corporation defaults in the payment in full of the Series E Optional Redemption Price, then, subject to Section 5(b), the Corporation may not redeem the shares of Series E Preferred Stock until the next Series E Optional Redemption Measurement Window.

                  (b) Automatic Redemption.

                           (i) Automatic Redemption Date and Payment. On the
fourth anniversary of the Series E Closing Date (the "Series E Automatic Redemption Date"), all of the shares of Series E Preferred Stock shall automatically, with no further action required to be taken by the Corporation or the holder thereof, be redeemed (unless otherwise prevented by law) in cash, at a redemption price per share (the "Series E Redemption Price") equal to the sum of the Series E Accreted Value plus all dividends accrued since the previous Series E Accrual Date. Written notice of the Series E Automatic Redemption Date shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight mail or sent by telecopier not less than thirty
(30), nor more than sixty (60), days prior to the Series E Automatic Redemption Date to the holders of record of the shares of Series E Preferred Stock, such notice to be addressed to each such holder at its address as shown in the records of the Corporation. The Series E Redemption Price shall be made with respect to each share of Series E Preferred Stock by wire transfer of immediately available funds or check as promptly as practicable and, in any event, within seven (7) days after receipt by the Corporation of the Series E Preferred Stock certificates to accounts designated (in the case of wire transfer) in writing by the holders of such shares of Series E Preferred Stock after surrender of the Series E Preferred Stock certificates pursuant to the following sentence. Upon notice from the Corporation, each holder of such shares of Series E Preferred Stock so redeemed shall promptly surrender to the Corporation, at any place where the Corporation shall maintain a transfer agent for its shares of Series E Preferred Stock, certificates representing the shares so redeemed, duly endorsed in blank or accompanied by proper instruments of transfer. Notwithstanding anything to the contrary set forth in this

Certificate of Determination, any holder of Series E Preferred Stock may convert its shares of Series E Preferred Stock pursuant to Section 7(a) hereof until the Series E Redemption Price has been paid in full by the Corporation to any such holder.

                           (ii) Termination of Rights. If the shares of Series E
Preferred Stock are redeemed in full on the Series E Automatic Redemption Date, then after the Series E Automatic Redemption Date, all rights of any holder of such shares of Series E Preferred Stock shall cease and terminate, and such shares of Series E Preferred Stock shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation; provided, however, that, if the Corporation defaults in the payment in full of the Series E Redemption Price, the rights of the holders of shares of Series E Preferred Stock shall continue until the Corporation cures such default.

                           (iii) Insufficient Funds for Redemption. If the funds
of the Corporation available for redemption of the shares of Series E Preferred Stock on the Series E Automatic Redemption Date are insufficient to redeem in full the shares of Series E Preferred Stock, the holders of shares of Series E Preferred Stock shall share ratably in any funds available by law for redemption of such shares according to the respective amounts which would be payable with respect to the number of shares owned by them if the shares to be so redeemed on such Series E Automatic Redemption Date were redeemed in full. Any shares of Series E Preferred Stock that the Corporation does not redeem on the Series E Automatic Redemption Date due to insufficient funds shall continue to be outstanding until redeemed and dividends on such shares shall continue to accrue and cumulate until redeemed. The Corporation shall in good faith use all commercially reasonable efforts as expeditiously as possible to eliminate, or obtain an exception, waiver or exemption from, any and all restrictions that prevented the Corporation from paying the Series E Redemption Price and redeeming all of the shares of Series E Preferred Stock. At any time thereafter when additional funds of the Corporation are available by law for the redemption of the shares of Series E Preferred Stock, such funds shall be used as promptly as practicable to redeem the balance of such shares, or such portion thereof for which funds are available, on the basis set forth above.

         6. Voting Rights.

                  (a) General. In addition to the voting rights to which the holders of Series E Preferred Stock are entitled under or granted by California law, the holders of Series E Preferred Stock shall be entitled to vote, in person or by proxy, at a special or annual meeting of stockholders on all matters entitled to be voted on by holders of shares of Common Stock voting together as a single class with the Common Stock (and with other shares entitled to vote thereon, if any), including, without limitation, the election of all of the directors of the Corporation other than the director elected solely by the holders of the shares of Series D Preferred Stock pursuant to Section 6(b) of the Amended and Restated Series D Certificate of Determination. With respect to any such vote, each share of Series E Preferred Stock shall entitle the holder thereof to cast that number of votes as is equal to the quotient of (i) the sum of the Series E Accreted Value plus all dividends accrued since the previous Series E Accrual Date divided by (ii) [____], subject to the same adjustments that are made to the Series E Conversion Price as provided in Section 7(c) below.

                  (b) Series E Actions. At any meeting of the holders of shares of Series E Preferred Stock held for the purpose of voting upon any resolutions requiring the approval of the holders of shares of Series E Preferred Stock, voting as a separate class or series, the presence in person or by proxy of the holders of a majority of the shares of Series E Preferred Stock then outstanding shall constitute a quorum of the Series E Preferred Stock; the holders of shares of Series E Preferred Stock shall be entitled to cast one vote per share of Series E Preferred Stock; and such resolution shall be deemed approved upon the affirmative vote of the holders of a majority of the outstanding shares of Series E Preferred Stock present in person or represented by proxy at such meeting.

                  (c) Action Without a Meeting. Any action required by the California Corporations Code to be taken at any annual or special meeting of holders of Series E Preferred Stock, voting as a separate class or series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of Series E Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of the holders of Series E Preferred Stock pursuant to Section 6(b) and shall be delivered (by hand or certified or registered mail, return receipt requested) to the Corporation by delivery to its registered office in the State of California, its principal place of business, or any officer or agent of the Corporation having custody of the book in which proceedings of meetings of the holders of Series E Preferred Stock are recorded. Every written consent shall bear the date of signature of each holder of Series E Preferred Stock who signs the consent. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent, required by applicable law, be given to those holders of Series E Preferred Stock who have not consented in writing, and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

                  (d) Major Actions. Notwithstanding anything to the contrary set forth in the Amended and Restated Articles of Incorporation or the By-laws of the Corporation, the affirmative vote of the holders of the outstanding shares of Series E Preferred Stock acting in accordance with Section 6(b) or 6(c), voting as a separate class, shall be a prerequisite to:

                           (i) any amendment to, restatement of or waiver of the
terms of the Series E Preferred Stock, including, without limitation, by merger, consolidation, business combination or otherwise that is not a Change of Control;

                           (ii) the issuance, reservation for issuance or
authorization of any Capital Stock of the Corporation or any right or option to acquire shares of Capital Stock ranking senior to the shares of Series E Preferred Stock or any increase or decrease in the authorized number of shares of Series E Preferred Stock; provided, that the Corporation may issue (w) options or shares pursuant to the Stock Option Plans, (x) shares of Series E Preferred Stock (A) upon conversion of those certain convertible promissory notes, with an aggregate principal amount of ten million dollars ($10,000,000), issued by the Corporation on November 26, 2003, (B) in exchange for those certain 5 3/4% Convertible Subordinated Notes, due April 1, 2005, in the principal face amount of thirty-two million seven hundred ninety-five thousand dollars

($32,795,000), issued by the Corporation pursuant to the Corporation's Indenture, dated March 31, 2000, (C) upon conversion of the Apex Notes and (D) issuable pursuant to agreements entered into prior to the Series E Closing Date, and (y) the Series E Purchase Rights and the Rights Shares;

                           (iii) the redemption of any Junior Stock other than
the repurchase of unvested stock options or restricted stock from employees, officers, directors or consultants of the Corporation upon termination of service or in accordance with the Stock Option Plans;

                           (iv) prior to the payment in full of the Series E
Liquidation Payment, any distribution or payment of any dividend or other distribution to any Junior Stock, provided that, no consent of the holders of Series E Preferred Stock shall be required for the accrual of dividends on the Series D Preferred Stock as provided in Section 3 of the Amended and Restated Certificate of Determination of Preferences of Series D Preferred Stock; and

                           (v) any amendment to this Section 6(d).

         7. Conversion.

                  (a) Optional Conversion. Any holder of shares of Series E Preferred Stock shall have the right, at its option, at any time and from time to time, to convert, subject to the terms and provisions of this Section 7, any or all of such holder's shares of Series E Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is equal to the product of (i) the number of shares of Series E Preferred Stock being so converted multiplied by (ii) the quotient of (x) the Series E Accreted Value divided by
(y) the Series E Conversion Price, subject to adjustment as provided in Section 7(c) below. Such conversion right shall be exercised by the surrender of certificate(s) representing the shares of Series E Preferred Stock to be converted to the Corporation at any time during usual business hours at its principal place of business maintained by it (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of shares of Series E Preferred Stock), accompanied by written notice that the holder elects to convert such shares of Series E Preferred Stock and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Corporation) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 7(i) below. All certificates representing shares of Series E Preferred Stock surrendered for conversion shall be delivered to the Corporation for cancellation and canceled by it. As promptly as practicable after the surrender of any shares of Series E Preferred Stock, in any event within seven (7) days of the receipt of such certificates, the Corporation shall (subject to compliance with the applicable provisions of federal and state securities laws) deliver to the holder of such shares so surrendered certificate(s) representing the number of fully paid and nonassessable shares of Common Stock into which such shares are entitled to be converted. At the time of the surrender of such certificate(s), the Person in whose name any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to be the holder of record of such shares of Common Stock on such date, notwithstanding that the share register of the Corporation shall then be closed or that the certificates representing such Common Stock shall not then be actually delivered to such Person.

                  (b) Termination of Rights. On the date of such optional conversion pursuant to Section 7(a) above all rights with respect to the shares of Series E Preferred Stock so converted, including the rights, if any, to receive notices and vote, shall terminate, except only the rights of holders thereof to (i) receive certificates for the number of shares of Common Stock into which such shares of Series E Preferred Stock have been converted and (ii) exercise the rights to which they are entitled as holders of Common Stock.

                  (c) (i) Dividend, Subdivision, Combination or Reclassification of Common Stock. In the event that the Corporation shall at any time or from time to time, prior to conversion of shares of Series E Preferred Stock (w) pay a dividend or make a distribution on the outstanding shares of Common Stock payable in Capital Stock of the Corporation, (x) subdivide the outstanding shares of Common Stock into a larger number of shares, (y) combine the outstanding shares of Common Stock into a smaller number of shares or (z) issue any shares of its Capital Stock in a reclassification of the Common Stock (other than any such event for which an adjustment is made pursuant to another clause of this Section 7(c)), then, and in each such case, the Series E Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Series E Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series E Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 7(c)(i) shall become effective retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

                           (ii) Certain Distributions. In case the Corporation
shall at any time or from time to time, prior to conversion of shares of Series E Preferred Stock, distribute to all holders of shares of the Common Stock (including any such distribution made in connection with a merger or consolidation in which the Corporation is the resulting or surviving Person and the Common Stock is not changed or exchanged) cash, evidences of indebtedness of the Corporation or another issuer, securities of the Corporation or another issuer or other assets (excluding cash dividends in which holders of shares of Series E Preferred Stock participate, in the manner provided in Section 3(b); dividends payable in shares of Common Stock for which adjustment is made under another paragraph of this Section 7(c); and any distribution in connection with an Excluded Transaction) or rights or warrants to subscribe for or purchase of any of the foregoing, then, and in each such case, the Series E Conversion Price then in effect shall be adjusted (and any other appropriate actions shall be taken by the Corporation) by multiplying the Series E Conversion Price in effect immediately prior to the date of such distribution by a fraction (x) the numerator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution less the then fair market value (as determined by the Board of Directors in the exercise of their fiduciary duties) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such rights or warrants applicable to one share of Common Stock and (y) the denominator of which shall be the Current Market Price of the Common Stock immediately prior to the date of distribution (but such fraction shall not be greater than one); provided, however, that no adjustment shall be made with respect to any distribution of rights or warrants to subscribe for or purchase securities of the Corporation if the holder of shares of Series E Preferred Stock would otherwise be entitled to receive such rights or warrants upon conversion at any time of shares of Series E Preferred Stock into Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

                           (iii) Other Changes. In case the Corporation at any
time or from time to time, prior to the conversion of shares of Series E Preferred Stock, shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in Sections 7(c)(i) or
(ii) above or Section 7(f) below (but not including any action described in any such Section) and the Board of Directors shall consider whether an adjustment should thereupon be made in the Series E Conversion Price. If the Board of Directors in good faith determines that it would be equitable in the circumstances to adjust the Series E Conversion Price as a result of such action, then, and in each such case, the Series E Conversion Price shall be adjusted in such manner and at such time as the Board of Directors in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of shares of Series E Preferred Stock).

                           (iv) No Adjustment. Notwithstanding anything herein
to the contrary, no adjustment under this Section 7(c) need be made to the Series E Conversion Price if the Corporation receives written notice from holders of a majority of the outstanding shares of Series E Preferred Stock that no such adjustment is required.

                  (d) Abandonment. If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Series E Conversion Price shall be required by reason of the taking of such record.

                  (e) Certificate as to Adjustments. Upon any adjustment in the Series E Conversion Price, the Corporation shall within a reasonable period (not to exceed ten (10) Business Days) following any of the foregoing transactions deliver to each registered holder of shares of Series E Preferred Stock a certificate, signed by (i) the Chief Executive Officer of the Corporation and
(ii) the Chief Financial Officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Series E Conversion Price then in effect following such adjustment.

                  (f) Reorganization, Reclassification. In case of any merger or consolidation of the Corporation (other than a Change of Control) or any capital reorganization, reclassification or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value) (each, a "Transaction"), the holder of each share of Series E Preferred Stock shall have the right to receive in such Transaction, in exchange for each share of Series E Preferred Stock, a security identical to (and not less favorable than) the Series E Preferred Stock, and provision shall be made therefor in the agreement, if any, relating to such Transaction.

                  (g) Reservation of Common Stock. The Corporation shall at all times reserve and keep available for issuance upon the conversion of shares of Series E Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series E Preferred Stock, and shall take all action to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series E Preferred Stock; provided, that the holders of shares of Series E Preferred Stock shall vote such shares in favor of any such action that requires a vote of stockholders.

                  (h) No Conversion Tax or Charge. The issuance or delivery of certificates for Common Stock upon the conversion of shares of Series E Preferred Stock shall be made without charge to the converting holder of shares of Series E Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or (subject to compliance with the applicable provisions of federal and state securities laws) in such names as may be directed by, the holders of the shares of Series E Preferred Stock converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Series E Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

                  (i) Limitations on Conversions. Each holder of the Series E Preferred Stock's right to convert its shares of Series E Preferred Stock into shares of Common Stock shall not be limited by any notice delivered by the Corporation of any proposed redemption, Change of Control or any other event that notwithstanding this subsection (i) shall purport to limit such conversion right.

         8. Certain Remedies. Any registered holder of shares of Series E Preferred Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Certificate of Determination and to enforce specifically the terms and provisions of this Certificate of Determination in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

         9. Business Day. If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

         10. Definitions. As used in this Certificate of Determination, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

                  "Affiliate" shall mean any Person who is an "affiliate" as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

                  "Amended and Restated Series D Certificate of Determination" means the Corporation's Certificate of Determination of Preference of Series D Cumulative Redeemable Convertible Preferred Stock, as amended from time to time.

                  "Apex Notes" means the convertible promissory notes with an aggregate principal amount of fifteen million dollars ($15,000,000) issued by the Corporation on January 16, 2004, to Permal U.S. Opportunities Limited, Zaxis Equity Neutral, L.P., Zaxis Institutional Partners, L.P., Zaxis Offshore Limited, Zaxis Partners, L.P. and Passport Master Fund, L.P., pursuant to the Convertible Note Purchase Agreement.

                  "Board of Directors" means the Board of Directors of the Corporation.

                  "Business Day" means any day except a Saturday, a Sunday, or other day on which commercial banks in the State of New York or the State of California are authorized or required by law or executive order to close.

                  "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock (including, without limitation, common stock and preferred stock) and any and all rights, warrants or options exchangeable for or convertible into such capital stock.

                  "Certificate of Determination" means this Certificate of Determination of Preferences of Series E Redeemable Convertible Preferred Stock, as amended from time to time.

                  "Change of Control" means (i) any merger, consolidation or other business combination transaction (or series of related transactions) in which the stockholders owning a majority of the voting securities of the Corporation prior to such transaction do not own a majority of the voting securities of the surviving entity, (ii) any tender offer, exchange offer or other transaction whereby any person or "group" other than the Investors obtains a majority of the outstanding shares of capital stock entitled to vote in the election of the Board of Directors, (iii) any proxy contest in which a majority of the Board of Directors (or persons appointed by such Board of Directors) prior to such contest do not constitute a majority of the Board of Directors after such contest, (iv) a sale of all or substantially all of the assets of the Corporation or (v) any other transaction described in any stockholder rights agreement or "poison pill", if any, to which the Corporation is a party, which permits the holders of any rights or similar certificates to exercise the rights evidenced thereby and pursuant to which the Board of Directors does not waive the application of such stockholder rights agreement or "poison pill."

                  "Commission" means the United States Securities and Exchange Commission.

                  "Common Stock" shall have the meaning ascribed to it in
Section 2(a) hereof.

                  "Common Stock Equivalent" shall mean any security or obligation which is by its terms convertible, exchangeable or exercisable into or for shares of Common Stock, including, without limitation, shares of Series D Preferred Stock, shares of Series E Preferred Stock and any option, warrant or other subscription or purchase right with respect to Common Stock or any Common Stock Equivalent.

                  "Convertible Note Purchase Agreement" means the Convertible Note Purchase Agreement, dated January 16, 2004, among the Corporation and Permal U.S. Opportunities Limited, Zaxis Equity Neutral, L.P., Zaxis Institutional Partners, L.P., Zaxis Offshore Limited, Zaxis Partners, L.P. and Passport Master Fund, L.P.

                   "Corporation" shall have the meaning ascribed to it in the first paragraph of this Certificate of Determination.

                  "Current Market Price" per share of Capital Stock of any Person shall mean, as of the date of determination, (a) the average of the daily Market Price under clause (a), (b) or (c), as applicable, of the definition thereof of such Capital Stock during the immediately preceding thirty (30) trading days ending on such date, and (b) if such Capital Stock is not then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, then the Market Price under clause (d) of the definition thereof on such date.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

                  "Excluded Transaction" means (a) any issuance of shares of stock or options to purchase shares of Series E Preferred Stock or Common Stock pursuant to the Stock Option Plans, (b) any issuance of Common Stock (i) upon the conversion of shares of Series E Preferred Stock or shares of Series D Preferred Stock, (ii) as a dividend on shares of Series E Preferred Stock or shares of Series D Preferred Stock or (iii) upon conversion or exercise of any Common Stock Equivalents, (c) any issuance of Common Stock in connection with any Series E Liquidation Payment or Series D Liquidation Payment, (d) Capital Stock issued in consideration of an acquisition, approved by the Board of Directors, of another Person, (e) shares of Common Stock and Common Stock Equivalents issued in strategic transactions (which may not be private equity or venture capital financing transactions), approved by the Board of Directors, to Persons that are not principally engaged in financial investing, (f) the issuance of the Series E Purchase Rights and the Rights Shares, (g) shares of Series E Preferred Stock issuable pursuant to agreements entered into prior to the Series E Closing Date and (h) shares of Common Stock issuable upon conversion of the Apex Notes in accordance with the terms of the Convertible Note Purchase Agreement.

                  "GAAP" means United States generally accepted accounting principles in effect from time to time.

                  "Investors" means General Atlantic Partners 74, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, GAPCO GmbH & Co. KG, Campina Enterprises Limited,

Cenwell Limited, Great Affluent Limited, Dragonfield Limited and Lion Cosmos Limited and the Affiliates of the foregoing, provided that Affiliates shall be deemed not to include any portfolio companies of any of the foregoing.

                  "Junior Stock" shall have the meaning ascribed to it in
Section 2(a) hereof.

                  "Liquidation" shall mean the voluntary or involuntary liquidation under applicable bankruptcy or reorganization legislation, or the dissolution or winding up of the Corporation.

                  "Market Price" shall mean, with respect to the Capital Stock of any Person, as of the date of determination, (a) if such Capital Stock is listed on a national securities exchange, the closing price per share of such Capital Stock on such date published in The Wall Street Journal (National Edition) or, if no such closing price on such date is published in The Wall Street Journal (National Edition), the average of the closing bid and asked prices on such date, as officially reported on the principal national securities exchange on which such Capital Stock is then listed or admitted to trading; or
(b) if such Capital Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security by the National Association of Securities Dealers, Inc., the last trading price of such Capital Stock on such date; or (c) if there shall have been no trading on such date or if such Capital Stock is not designated as a national market system security by the National Association of Securities Dealers, Inc., the average of the reported closing bid and asked prices of such Capital Stock on such date as shown by the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System and reported by any member firm of the New York Stock Exchange selected by the Corporation; or (d) if none of (a), (b) or (c) is applicable, the fair market value thereof as reasonably determined by the Board of Directors.

                  "NASDAQ" shall mean The Nasdaq Stock Market, Inc.

                  "Person" means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

                  "Price Per Share" means $1.50 (subject to anti-dilution adjustment for stock splits of, combinations of and capital reorganizations with respect to the Series E Preferred Stock).

                  "Rights Offering" shall mean a rights offering for an aggregate amount of up to $21,000,000 of shares of Series E Preferred Stock pursuant to which the Corporation will distribute transferable rights to the Corporation's holders of Common Stock as contemplated by the Convertible Note Purchase and Exchange Agreement, dated November 18, 2003, among the Corporation and certain other parties thereto.

                  "Rights Shares" means the shares of Series E Preferred Stock issuable upon exercise of the Series E Purchase Rights and the shares of the Common Stock issuable upon conversion of such shares of Series E Preferred Stock.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

                  "Series D Liquidation Payment" shall have the meaning ascribed to it in the Amended and Restated Certificate of Determination of Preferences of Series D Preferred Stock if and when approved by the requisite stockholders of the Corporation and duly filed with the Secretary of State of the State of California.

                  "Series D Preferred Stock" shall have the meaning ascribed to it in the Amended and Restated Certificate of Determination of Preferences of Series D Preferred Stock if and when approved by the requisite stockholders of the Corporation and duly filed with the Secretary of State of the State of California.

                  "Series E Accreted Value" shall mean as of any date, with respect to each share of Series E Preferred Stock, the Price Per Share plus the amount of dividends that have accrued from the Series E Closing Date to the then most recent Series E Accrual Date pursuant to Section 3(a) of this Certificate of Determination.

                  "Series E Automatic Redemption Date" shall have the meaning ascribed to it in Section 5(b) hereof.

                  "Series E Closing Date" means _____________, 2004.

                  "Series E Conversion Price" shall mean $1.50, as adjusted pursuant to Section 7(c).

                  "Series E Liquidation Payment" shall mean, with respect to each share of Series E Preferred Stock, those amounts payable pursuant to
Section 4(a)(i) or Section 4(b)(i), as the case may be.

                  "Series E Optional Redemption Date" shall have the meaning ascribed to it in Section 5(a)(ii) hereof.

                  "Series E Optional Redemption Measurement Window" shall have the meaning ascribed to it in Section 5(a)(i) hereof.

                  "Series E Optional Redemption Period" shall have the meaning ascribed to it in Section 5(a)(i) hereof.

                  "Series E Optional Redemption Price" shall have the meaning ascribed to it in Section 5(a)(i) hereof.

                  "Series E Preferred Stock" shall have the meaning ascribed to it in Section 1 hereof.

                  "Series E Purchase Rights" means those rights to purchase Series E Preferred Stock issued in the Rights Offering.

                  "Series E Redemption Price" shall have the meaning ascribed to it in Section 5(b) hereof.

                  "Stock Option Plans" means the Corporation's stock option plans and employee purchase plans approved by the Board of Directors, pursuant to which shares of restricted stock and options to purchase shares of Series E Preferred Stock and/or Common Stock are reserved and available for grant to officers, directors, employees and consultants of the Corporation.

                                   * * * * * *

         3. This Certificate of Determination has been duly approved by the Board of Directors. The authorized number of shares of Preferred Stock of the Corporation is [__________], of which one share constitutes the Special Voting Share, which share has been issued, 75,000 shares constitute Series C Participating Preferred Stock, none of which has been issued, [___________] shares of Series D Preferred Stock, [all] of which have been issued, and [__________] shares of Series E Preferred Stock, none of which has been issued. The number of shares voting in favor of this Certificate of Determination equaled or exceeded the vote required. The percentage vote required under the Amended and Restated Articles of Incorporation in effect at the time of this Certificate of Determination was more than 50% of the outstanding shares of Series D Preferred Stock, voting separately as a class.

              [the remainder of this page intentionally left blank]

         The undersigned, William E. McGlashan, Jr. and Michael J. Zukerman, the Chief Executive Officer and Chairman of the Board of Directors and Vice President and Secretary, respectively, of Critical Path, Inc., declare under penalty of perjury that the matters set out in the foregoing Certificate are true of their own knowledge.

         Executed at San Francisco, California on this [__] day of [__________], [____].





                                              ----------------------------------
                                              William E. McGlashan, Jr.,
                                              Chief Executive Officer and
                                              Chairman of the Board of Directors



                                              ----------------------------------
                                              Michael J. Zukerman,
                                              Senior Vice President, General
                                              Counsel and Secretary